Exhibit 6(xxxvii)

FIRST AMENDED AND RESTATED

MASTER ADVISORY FEE WAIVER AGREEMENT

This FIRST AMENDED AND RESTATED MASTER ADVISORY FEE WAIVER AGREEMENT (“Agreement”) is dated as of this 1st day of November, 2024, by and between SEASONS SERIES TRUST (the “Trust”), on behalf of each of its series from time to time set forth in Schedule A attached hereto (each, a “Portfolio” and collectively, the “Portfolios”), severally and not jointly, and SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company, and is organized as a Massachusetts business trust, and each Portfolio is a series of the Trust; and

WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory and Management Agreement, dated January 1, 1999 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to each Portfolio; and

WHEREAS, the Trust, on behalf of each Portfolio, pays the Adviser as compensation for services provided to the Portfolios, an advisory fee at the annual rate set forth in the Advisory Agreement (the “Advisory Fee”); and

WHEREAS, the Adviser has agreed to waive a portion of its Advisory Fee under the Advisory Agreement with respect to each Portfolio (the “Fee Waiver”), pursuant to a Master Advisory Fee Waiver Agreement, dated April 29, 2024, between the Adviser and the Trust, on behalf of each Portfolio (the “Original Agreement”); and

WHEREAS, the Adviser has agreed to increase the Fee Waiver with respect to SA Putnam Asset Allocation Dividend Growth Portfolio, effective as of November 1, 2024; and

WHEREAS, the Trust, on behalf of each Portfolio, and the Advisor wish to amend and restate the Original Agreement to reflect modifications to the Fee Waivers in effect for SA Putnam Asset Allocation Dividend Growth Portfolio as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Fee Waiver. During the Term (as defined in Section 2 below), the Adviser shall waive a portion of its Advisory Fee under the Advisory Agreement with respect to each Portfolio so that the Advisory Fee payable by the Portfolio is equal to the rate set forth in Schedule A attached hereto.

2.	Term; Termination. The term of the Fee Waiver with respect to a Portfolio shall begin on the effective date hereof of this Agreement (or on the date on which a Portfolio is added to

Schedule A, if later, pursuant to Section 4) and shall continue in effect until the close of business on the date set forth on Schedule A (or such other date as agreed to in writing between the Adviser and the Trust) (“Term”) unless the Fee Waiver is earlier terminated with respect to such Portfolio by the Board of Trustees of the Trust (the “Board”), including a majority of the independent trustees. Independent trustees are trustees who are not deemed to be “interested persons” of the Trust, as defined under Section 2(a)(19) of the 1940 Act. The Term of the Fee Waiver with respect to a Portfolio may be continued from year to year thereafter provided each such continuance is agreed to by the Adviser and the Trust. Upon termination of the Advisory Agreement with respect to a Portfolio, this Agreement shall automatically terminate with respect to such Portfolio.

3.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

4.

Amendments. This Agreement may be amended by mutual consent of the parties hereto in writing. Schedule A to this Agreement may be amended from time to time to reflect the termination and/or modification of any Fee Waiver with respect to a Portfolio or class thereof or the addition of a series of the Trust. With respect to any series that is added to Schedule A hereto after the date of this Agreement, this Agreement shall become effective with respect to such series on the date Schedule A is amended to reflect the addition of the series under this Agreement, subject to obtaining the requisite approval from the Board.

5.

Headings. The headings in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

6.	Entire Agreement. This Agreement constitutes the whole agreement between the parties and supersedes any previous fee waiver agreement relating to the Portfolios covered by this Agreement.

7.

Notices. All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service:

If to the Trust: Seasons Series Trust 21650 Oxnard Street, 10th Floor Woodland Hills, CA 91367	If to the Adviser: SunAmerica Asset Management, LLC 30 Hudson Street, 16th Floor Jersey City, NJ 07302 Attention: General Counsel

8.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail

(including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.

Business Trusts. The Declaration of Trust establishing the Trust, dated as of October 10, 1995, as amended and restated as of April 27, 2022, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property” only shall be liable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
Name:	John T. Genoy
Title:	President

SEASONS SERIES TRUST, on behalf of its series listed on Schedule A

By:	/s/ Gregory R. Kingston
Name:	Gregory R. Kingston
Title:	Treasurer

Schedule A

Master Advisory Fee Waiver Agreement

(Dated as of November 1, 2024)

Portfolio Name	Annual Rate	Expiration Date
SA Allocation Balanced Portfolio	0.09% on all assets	July 31, 2026
SA Allocation Growth Portfolio	0.09% on all assets	July 31, 2026
SA Allocation Moderate Portfolio	0.09% on all assets	July 31, 2026
SA Allocation Moderate Growth Portfolio	0.09% on all assets	July 31, 2026
SA Columbia Focused Value Portfolio	0.67% on all assets	July 31, 2026
SA Multi-Managed Growth Portfolio	0.62% first $250 million 0.57% next $250 million 0.52% over $500 million	July 31, 2026
SA Multi-Managed Income Portfolio	0.64% first $250 million 0.59% next $250 million 0.54% over $500 million	July 31, 2026
SA Multi-Managed Income/Equity Portfolio	0.75% first $250 million 0.70% next $250 million 0.65% over $500 million	July 31, 2026
SA Multi-Managed International Equity Portfolio	0.91% first $250 million 0.86% next $250 million 0.81% over $500 million	July 31, 2026
SA Multi-Managed Large Cap Growth Portfolio	0.73% first $250 million 0.67% next $250 million 0.58% over $500 million	July 31, 2026
SA Multi-Managed Moderate Growth Portfolio	0.75% first $250 million 0.70% next $250 million 0.65% over $500 million	July 31, 2026
SA Putnam Asset Allocation Diversified Growth Portfolio	0.670% first $250 million 0.620% next $750 million 0.550% over $1 billion	July 31, 2026
SA T. Rowe Price Growth Stock Portfolio	0.80% first $250 million 0.75% next $250 million 0.70% over $500 million	July 31, 2026